Exhibit 99.02

Vocera Communications, Inc., Third Quarter 2013 Investor Conference Call

November 11, 2013

Operator

Good afternoon, ladies and gentlemen, and welcome to the third-quarter 2013 Vocera Communications results conference call. My name is Brianna and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. As a reminder, this conference is being recorded for replay purposes.

And I would now like to turn the presentation over to your host for today’s call, Mr. Jay Spitzen, General Counsel. Please proceed.

Jay Spitzen

Good afternoon everyone. A press release detailing Vocera’s quarterly results was distributed earlier this afternoon and is available on our website at www.vocera.com, as well as through normal news sources. This conference call is being webcast live on the Investor Relations page of our website where it will be archived on the Events and Presentations page.

On this conference call, we will be referencing both GAAP and non-GAAP financial measures. A reconciliation of GAAP to non-GAAP financial measures is provided in our earnings release, which, as I mentioned, is available on our website. This conference call will contain forward-looking information including statements regarding our Company’s operating results and market opportunities for our solutions. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from our current expectations. These risks and uncertainties are described in Vocera’s filings with the Securities and Exchange Commission.

And now, I would like to turn the call over to our President and Chief Executive Officer, Brent Lang. Brent?

Brent Lang - President, Chief Executive Officer

Good afternoon, everyone. Thanks for joining our third quarter call.

I am pleased to report another solid quarter of continued bookings growth and operational improvements as we met both our revenue and earnings guidance. Success in the quarter was driven by a record level of new government bookings that resulted in the highest backlog we have ever had going into the fourth quarter. Total bookings were up sequentially from Q2, however, the year over year growth rate was not as high as the growth rate we saw in Q2. This is primarily a reflection of the positive impact of the badge trade-up promotion in Q2.

This quarter’s results, the progress we are making in developing our sales force, the new products we are launching, and the long term healthcare industry outlook, give us reasons to be cautiously optimistic about our prospects for 2014.

As we’ve done previously, I will begin with some comments about the market and business trends and then review our growth drivers and strategic initiatives. After that Bill Zerella will provide some financial highlights and discuss guidance. And then we will open it up for questions.

Consistent with what we saw in Q2, the hospital environment remained unsettled in Q3, and we continued to see slowed spending. In recent months, we have seen a number of announcements about hospitals making cost reductions. As a result, commercial hospital bookings remained soft in the quarter. However, we saw a dramatic increase in our federal business, where we experienced record bookings from VA hospital customers.

Comments in the last two weeks from the publicly traded hospital providers and some suppliers serving these markets, suggest that ongoing uncertainty about the impact of healthcare reform and the new insurance exchanges will continue at least through the fourth quarter. While we think the elongated approval cycles experienced this year are likely to continue into 2014, hospitals are still choosing our solution at record levels.

We remain the only complete integrated solution for communications in mission critical settings. The new products announced earlier this quarter further strengthened our market position and there is more to come on the innovation front.

As we look towards 2014, hospitals will be resetting budgets and getting a better handle on the reimbursement mix and patient volumes. In the meantime, we are working hard to communicate the strong ROI our solutions can bring in this cost conscious environment.

I want to point out a recent study that helps underscore Vocera’s value in this budget-constrained environment. The October issue of Health Affairs reported on a new study highlighting that higher nurse staffing levels can help reduce hospital readmissions. Today, many hospitals are intent on cutting staff and cutting costs.

Our proven ability to deliver better results in a cost effective manner through improved communication, represents a great opportunity for us to demonstrate strong ROI.

As I turn to our pillars of growth, let me remind you that my comments in this section, like last quarter, are all focused on bookings. Let me begin with new hospitals.

New hospital growth for the year continues to expand at a trend line above the level for 2012. Q3 was marked by particularly strong growth in our VA hospital business. For federal hospitals, our third quarter is their fiscal year-end and usually is our largest federal bookings quarter.

In the third quarter, we added 8 new VA hospital, This included an order from the new Orlando VA hospital for over $1 million. Q3 was by far the largest quarter bookings we achieved in our federal healthcare business driven by these new VA Hospitals. We expect to receive the FIPS 140-2 wireless security certification for the B3000 badge in the first half of next year. While the sequester has delayed some of the potential DoD hospital contracts, we continue to have very positive dialogs with various branches of the federal government about future deployments. We are hopeful these developments will lead to growth in our DoD business which is currently constrained by sequester cuts.

Overall, I am very proud of the persistence and market development work of our federal sales team for driving these results.

Our second growth driver, further penetrating our installed base, moderated somewhat from the second quarter. Commercial customers continued to delay expansions, as we have seen in prior quarters this year. However, expansions within our VA hospitals grew nicely and comprised a larger portion of the quarter’s mix. We received the second largest purchase order in the company’s history and our largest expansion order ever and just over $2 million from the Tampa VA hospital.

Compared to Q2, the mix narrowed between software expansion orders and badge orders from existing customers, with relatively more software and less badge bookings.

In any given quarter, we should expect to experience some variability in the composition of customer expansions. It’s more important that we continue to make progress on expansions overall. Any increased stability in the spending environment of our customers would represent the single biggest upside to our business.

I remain confident in our hospital business. The communication challenges we help solve continue to be some of the biggest hurdles for hospitals trying to become more efficient as they transition to new service and payment models.

Our third growth pillar is developing and acquiring new products to cross sell into our installed base of customers. These products are still in a very early stage, and represent only about 5% of our business, but have significant promise.

On October 1, we announced the expansion of our Vocera Care Experience Suite, our portfolio of subscription services that help hospitals improve patient experience and safety. The Vocera Care Experience Suite, which started with our Good-to-Go discharge planning solution, has been expanded from three modules to six offerings, and is already supporting more than 20 hospital customers. These services deliver a compelling ROI by reducing readmissions and improving patient satisfaction scores to drive reimbursement levels.

In a market where patient satisfaction is linked to reimbursement, I also want to highlight last month’s Experience Innovation Network CXO Roundtable, which we hosted in collaboration with Stanford University’s Clinical Excellence Research Center. Through the work of the experience innovation network Vocera has become the thought leader in helping hospitals improve the patient experience.

Patient experience will have increasing importance as consumers have more choice in selecting hospital providers as reimbursement becomes increasingly tied to HCHAPS score for patient satisfaction.

Our October event drew more than 60 senior hospital executives from 22 organizations. They came together to share best practices, strategies and innovations by which these organizations can improve market share and loyalty.

These events advance the knowledge and business of our hospital partners. But, they also benefit Vocera by providing a finger on the pulse of hospitals’ thinking so that we can better understand developing issues and strategies. These insights have been instrumental in providing ideas for new product innovation.

I also want to highlight the announcement of the new Vocera Collaboration Suite for smartphones. Next month, we will be beginning beta trials of this unified offering that combines our unique voice calling capabilities and our secure messaging solution. Users can call by name, role or group and send and receive text messages and alerts, all from one secure, easy-to-use smartphone application. While our badge is often the device of choice for nurses, the new Collaboration Suite enhances our options for doctors and others who prefer to use smartphones.

The smartphone Collaboration Suite and the broadened portfolio of Vocera Care Experience solidify Vocera’s position as the most complete, integrated, intelligent and secure communication solution. This comprehensive solution works enterprise-wide, both inside and outside the walls of the hospital.

Our broad end-to-end product portfolio covers the entire care continuum, from before entering the hospital, throughout a patient’s stay and even after discharge. This capability sets us apart from other competitive solutions that can only address part of the care process with fewer choices of devices and limited functionality.

Before we move on to the next growth pillar, I would like to highlight another activity that we have undertaken to enhance our product innovation capability. We recently established a Vocera India operation to expand our engineering capacity. This group incorporates some previously outsourced staff, and we will expand it with additional new hires to increase our innovation bandwidth in a cost effective manner.

Investment in our fourth growth driver, international, continued to expand. However, we are still in the early stages of our international efforts.

International has comprised roughly 10% to 12% of bookings each quarter over the last couple of years, including the third quarter. We continue to be encouraged by the progress that our teams are making towards our goal of international comprising 25% to 30% of our total business within the next three to four years.

One of the big highlights for the quarter was the testing and the launch of our voice communication solution in the Singapore market. In September, we completed a pilot of a Singapore English version of our product at one of the largest hospitals in Singapore. Upon that successful completion, we launched our presence in the market along with our partner, IBM. Singapore is a very active, concentrated market that is making large investments in healthcare technology.

We are working on Malaysia next, with a goal of launching in that market next year.

Our final pillar is focused on growth in the non-healthcare markets and was another highlight in this third quarter. Third quarter bookings in non-healthcare was the second-highest in our history.

Results were highlighted by a new contract signed with Duke Energy, covering three of its nuclear power plants. What made this contract particularly interesting is that in addition to utilizing Vocera for communication during high-demand maintenance periods, they also intend to use Vocera for overall improvement in everyday communications in the plant.

While the universe of nuclear facilities in North America is limited to about 70, we have quickly become the go-to solution for these challenging environments and we are looking to build upon this success.

In Q3, we also deployed our solution to address safety and security concerns at a daycare center of a large San Francisco employer. This is a new security use case for our communication solutions.

More broadly, our solutions provide compelling value for a range of mobile enterprise environments where mission critical communication is essential for the safe and productive operation of the business. Our new smartphone applications are particularly compelling in these enterprise environments.

Before I turn the call over to Bill I want to provide a further update on two of the strategic initiatives that I outlined on the last call.

First, I am pleased with the progress we are making on Sales Execution. Our new sales team members are starting to put up good numbers, and are making good progress building awareness and relationships in the markets they cover.

I also want to highlight the appointment of Paul Johnson to head up our combined sales and services team. Paul has great experience and background and shares my vision for leveraging sales and services together. We welcome his strong sales leadership experience and his strategic thinking as he brings in fresh energy and ideas.

Most recently, Paul led sales and relationship management for Intuit’s North American financial services division. He also led a $500 million multi-product, multi-channel team of 400 people at Sage Software. Prior to that, he spent over 10 years at IBM in various executive level sales and services functions.

The second initiative that I want to highlight is our branding initiative.

For most of its life, the company has been known for the Vocera badge. While the badge continues to be a unique offering in the market, this brand perspective significantly undersells the power of our software platform that is the source of the intelligence behind our unique capabilities that our customers find so appealing. It also under-represents the diverse range of solutions we offer, including a range of smartphone applications, and integration with over 50 different clinical systems, including EMRs, nurse call systems, patient monitoring, bed management, and RTLS systems.

The goal of our new branding strategy is to help our customers understand the breadth and power of Vocera solutions, which are highly differentiated in the marketplace. Our combination of intelligent software, devices, and services are based on a software platform strategy that supports wearable badges in addition to smartphone applications and our patient experience solutions.

On October 1st, we announced the integration of the ExperiaHealth brand into the Vocera brand. ExperiaHealth has become world renowned for ground breaking work and thought leadership in the areas of patient experience. As part of our overall efforts to broaden the Vocera brand, the consulting and collaborative part of ExperiaHealth was renamed to the Experience Innovation Network, while the portfolio of product solutions is now referred to as the Vocera Care Experience solutions.

In closing, I would like to comment on a new data point we are tracking as a measure of the magnitude of the impact we are having on hospital communication. As of the third quarter, our voice platform is now supporting a run rate of about 800 million transactions per year.

Based on this widespread use and the many ways our customers are using our solutions, we believe the savings from our technology provides a compelling ROI. This data also highlights the size of our growing installed base and the deep level of integration we have with our customers.

We are proud of how the Vocera technology helps hospitals achieve their quality, patient satisfaction, and cost savings objectives.

With that, let me turn the call over to our Chief Financial Officer, Bill Zerella, to review the details of our financial results. Bill?

Bill Zerella - Chief Financial Officer

Thank you, Brent, and good afternoon, everyone.

Third quarter results represented good progress on our year, meeting guidance, and, most importantly, setting up for a stronger 2014.

The quarter demonstrated the positive impact of our multi-pillar growth strategy, and as a result, we are carrying the biggest Q3 backlog in the company’s history heading into Q4 – which, historically, is our strongest quarter in terms of building further backlog heading into the new year.

Q3 was the strongest government bookings quarter in our history, driven by both securing new VA hospitals as well as a number of large VA expansions. Our strong showing on the government side offset some softness in expansions from our commercial installed base following a strong Q2.

Quarter-end backlog is up strongly compared to a year-ago, and up sequentially as well.

Let’s talk about revenue next.

Third quarter revenue was $26.1 million, within our guidance range, and was about even with the year ago. But sequentially, revenue was up 3%. That’s better than it sounds with additional bookings going to backlog this quarter combined with 3% sequential growth in deferred revenue to $30.0 million.

For the quarter, product revenue decreased 7% year-over-year, reflecting the slower customer shipment environment of this year, although it was up 2% sequentially. Again, I view this positively in light of this year’s market conditions.

Device revenue was down due to some pull-forward to Q2 of badge orders as a result of the B3000 upgrade promotion and last-time buys of B2000 badges ahead of the June 30 end of life.

We had a tough year-over-year comp in software revenue. Q3 of 2012 was the company’s all-time record in software revenue, and we were down 13% compared to Q3 of last year. But more importantly for this year, we were up 37% sequentially from Q2 and as a percent of revenue, we were back to more normal levels, reflecting the higher software content associated with new customer acquisition.

Services revenue was up 14% year-over year and 4% sequentially. We continue to see strong customer loyalty which is reflected in our high software maintenance renewal rates.

As I switch to margins and other income statement line items, please remember that I am going to focus on non-GAAP figures, which have been adjusted for stock-based compensation and amortization of acquired intangibles. I believe these non-GAAP numbers are more representative of the actual performance of the business. Our press release includes a reconciliation to reported GAAP numbers.

Third quarter gross margin was 63.8%, representing a slight improvement from Q2, but still trailing last year’s third quarter.

Product gross margin, which includes both device hardware and software, was 65.0%, slightly below Q2 and trailing last year’s third quarter of 69.7%.

Software margin was up 90 basis points, sequentially, driven by a higher mix of enterprise licenses shipped, which also drove higher average selling price.

Device margins were down due to a slight uptick in our warranty costs, higher internal operations costs, and lower overhead absorption.

This drove a 510 basis point decline in device margin, offsetting the favorable impact of both software mix and higher software margins. We expect our hardware margins to return to historical norms next quarter.

While these device margins prevented us from reaching the 100-plus basis point sequential margin I suggested on last quarter’s call, I remain confident about our ability to achieve our long-term margin target of 70%.

Services gross margin was 62.0%, up from 59.7% in Q2 and from 60.2% in the year-ago quarter. The improvements were due primarily to expense and staffing control.

And now looking at Operating Expenses, R&D was up roughly $400,000 sequentially and sales and marketing expenses were up $1 million, as we continue to invest in innovating new products as reflected in our recent announcements of the Vocera Collaboration and Care Experience Suites, while we continue to ramp our sales and marketing efforts.

General and administrative expenses in the quarter were up approximately $200,000, consisting primarily of some one-time supplemental audit fees and employee costs. I should also mention we went live with SAP in Q3, the culmination of over a year of effort to upgrade our internal systems. This was a significant accomplishment and I’m very proud of our team who worked long hours to insure a smooth transition. This platform positions us well to cost effectively scale our business for years to come.

GAAP net loss for the quarter was ($3.1) million, or ($0.13) per share. Non-GAAP net loss for the quarter was ($528,000), or ($0.02) per share. Our non-GAAP net loss excludes $2.4 million of stock-based compensation costs and $181,000 of intangible amortization.

The third quarter Adjusted EBITDA loss of ($202,000) was within our guidance range, and reflected the quarter’s higher investments in R&D and sales and marketing.

Turning to the Balance Sheet, our cash, cash equivalents and short term investments remained at $125 million, unchanged from the second quarter. We remain debt free and well positioned to pursue strategic opportunities. Third quarter deferred revenue climbed $1 million to $30.0 million from Q2, a new record.

Before I get to guidance, I think it’s worth highlighting how we think about backlog and deferred revenue on a more consolidated basis. As I noted last quarter, the portion of bookings that go to backlog or deferred revenue has, and is likely to continue to, increase. Several factors drive that. For example, the six Care Experience products about which Brent spoke are all subscription products that have ratable revenue treatment. Roughly 50% of the transaction value of leasing deals is deferred, and, our new customer acquisition is driving higher than historical percentages of deferred revenue and backlog.

We have three major components that comprise what might broadly be called backlog, or more descriptively, ‘consolidated backlog and deferred revenue’.

First is true order backlog, which represents the actual value of orders that have not been shipped or invoiced.

The second bucket is deferred revenue, which can include several items. First, it includes shipped and invoiced orders which are recurring in nature, like subscription products or software maintenance, which are recognized on a ratable basis over the service period. We may also have an order with terms that could defer recognition of the revenue to a later period. For example, a shipment made during a quarter but with “FOB destination” terms might not be recognized as revenue until the subsequent quarter.

Finally, we include in our definition of deferred revenue, deferrals on customer leasing deals which are accounted for on our balance sheet as deferred lease liability. These deferrals are higher as a percentage of the transaction value than straight purchase deals.

At the end of the third quarter, that consolidated ‘backlog and deferred’ number is up 6% sequentially, and is up 27% year-over-year, which we believe will put us in a stronger position heading into 2014 than last year at this time.

Our guidance reflects our anticipated recognition of these items.

As was true last quarter, our guidance includes a cautious view of hospital spending until there is more clarity on the impact of sequestration cuts to Medicare rates, and the composition of reimbursement rates driven by the addition of public and private insurance exchange patients, and the impact this will have on hospital spending.

For the full year 2013, we now expect revenue between $101.8 million and $102.8 million, non-GAAP EPS between a loss of (8) cents and (5) cents, Adjusted EBITDA between a loss of ($100,000) and profit of $600,000. We expect GAAP EPS to be between a loss of (46) cents and (43) cents.

Our full-year 2013 non-GAAP guidance excludes stock-based compensation expense of approximately $9 million, and intangible amortization of approximately $700,000. Non-GAAP earnings per share guidance is based on a fully diluted share count for the full year 2013 of 24.6 million. Income tax for the year is expected to be immaterial.

For the fourth quarter 2013, we expect revenue between $28.0 million and $29.0 million, non-GAAP EPS between breakeven and a profit of 3 cents, and Adjusted EBITDA between $700,000 and $1.4 million. We anticipate GAAP EPS between a loss of (11) cents and (8) cents.

Our fourth-quarter 2013 non-GAAP guidance excludes stock-based compensation expense of approximately $2.7 million, and intangible amortization of approximately $200,000. Non-GAAP earnings per share guidance is based on a fully diluted share count for the quarter of 24.9 million. Income tax for the fourth quarter is expected to be immaterial.

On the whole, I think third quarter results demonstrate continued good progress in a difficult environment. While commercial hospital revenue continued to lag, other growth drivers made up the difference.

While we retain a cautious stance in the short-term, we remain optimistic in our expanding growth pillars, the advancing performance of our sales force, our loyal installed base and the long-term growth opportunities for our business.

That concludes my portion of the call and with that I will turn it back over to Brent for some closing remarks. Brent?

Brent Lang - President, Chief Executive Officer

Thanks, Bill.

Overall, I am pleased with Vocera’s continued financial and operational progress in the quarter. Our diversified strategy is helping us continue to grow through some challenging market conditions. Our solutions continue to deliver both unique and compelling benefits in the market.

We strive to delight our customers and make a lasting impact on their operations, and it’s gratifying to be recognized for this contribution.

A little more than a week ago, a Forbes article by Micah Solomon, highlighting seven ways to improve patient satisfaction and experience, specifically cited Vocera technology as a great example of delivering service on the patient’s schedule, rather than on the schedule of the hospital. This acknowledgment reflects an understanding of Vocera’s higher mission. Really appreciate your time today. We are ready to open it up for your questions. So Brianna, if you can open it up for questions, I would appreciate it. Thank you.

Operator

Your first question comes from the line of Sean Wieland with Piper Jaffray.

Sean Wieland - Piper Jaffray

Hi. Thanks a lot. So first question is along the lines of the backlog to revenue conversion rate that may sense is, you didn’t say it. But, it’s lengthening due primarily to mix of revenue. So my question is how does the 27% growth in backlog year-over-year translate into expected revenue growth?

Bill Zerella - Chief Financial Officer

Hi, Sean. It’s Bill. So I think one way I think to look at this is, the current portion of our backlog and by that I mean the portion of our backlog that’s shippable within 12 months. Okay. And if we just isolate that portion of it that number is up a little over 50% on a year-over-year basis. That says that basically within the next 12 months, we have got that much more backlog to ship.

Certainly this is impacted by the government business, all the deals that we’re signing, they will be recorded to revenue in the future quarters. That kind of depends on the deployment schedule that’s I think one way to try to better quantify and help you understand the dynamics there.

Sean Wieland - Piper Jaffray

Okay. Paul Johnson, sounds like he has got a great resume, is there anything on his to-do list out of the gate that you think is notable. What are some of the changes that he wants to make?

Brent Lang - President, Chief Executive Officer

Yes. I don’t think he has got to the point of articulating a lot of changes, right now he is getting up to speed on the business. I think the things that I like about Paul, he is culturally going to be a great fit for Vocera. He is a very high integrity, high results oriented person. He has got a very strong background in enterprise software and complex selling in complex environments. So he is taking a look at our sales organization right now. And the first thing really on the plate is defining our strategy and our targets for 2014 accessing the talent pool and making sure that we are making the right investments. There is actually a lot of parallels between the business that he came out of and our business in terms of the way that sales are made. And I’ve been very impressed with the speed with which he has been able to ramp up and get to know people in the business.

Sean Wieland - Piper Jaffray

All right. Super. And just one other quick one, why the uptick in the warranty cost?

Bill Zerella - Chief Financial Officer

Hi, Sean. So, we did see a slightly higher RMA ready in the quarter that I mean RMA have been slow over time. We have been pretty fortunate in terms of trends that we’re seeing up to now in that every quarter here we saw pretty good performance in terms of declining RMA rates. So our RMA rate for the B3000 is still substantially below the B2000. But there was a slight uptick so as a result we reassess warranty reserves every quarter. We had to reflect that slight uptick in our calculation for the reserve that we reported as a result.

Sean Wieland - Piper Jaffray

And just to be explicit, is there anything that you have identified with the B3000 badge that is going wrong?

Brent Lang - President, Chief Executive Officer

I think our customers continue to be very excited about the B3000. We have basically converted over the non-federal customer base to the B3000 at this point. And as Bill said the return rates are lower. The performance seems to be better. The speech recognition is working better as a result of echo cancellation, that kind of thing. So I think – more than anything it’s a matter of getting the warranty reserves at the right place as we get more history of what it is going to take for these products, they have been on the market for a while.

Sean Wieland - Piper Jaffray

Okay, super. Thanks so much.

Operator

Your next question comes from the line of Ryan Daniels with William Blair.

Ryan Daniels - William Blair

Hi, guys. Thanks for taking my question. Brent maybe a big picture one for you to start. I am curious regarding your commentary about all the clinical integration activity here underway with some of the other HIT Vendors and RTLS and a variety of other areas. Our number one, are you able to show a stronger ROI or I guess number two use that as an additional sales vehicle once you have that integration and customers have a lot of that technology, how that is going to manifest itself for you?

Brent Lang - President, Chief Executive Officer

Yes. We really can. The more integration we are able to do in the clinical environment the stickier the solution becomes and higher the ROI for the solution. I will give you one example that I think really illustrates this.

We have doing some work with University of Arkansas Medical Center which was historically having an issue with patient-related falls which can be a huge cost driver inside of a hospital, if patients fall and hurt themselves. And one of the integrations we did was an integration between a bed monitoring system and the Vocera system such that when a patient would start to get out of bed, it would actually send an alarm to that nurse’s badge, and the nurse was able to get into the room before the patient got out of bed and potentially fell and potentially hurt themselves.

And as a result of this integration the hospitals saw a huge improvement in patient related falls and fall related injuries. They’ve estimated that saving alone is about $1.3 million a year. Not to mention just the improved patient satisfaction, patient safety elements of it. So it becomes, it continues to be a major focus for us. We have a team within our business development organization that’s focused on not only just creating this integration but identifying specific used cases that can drive more value for customers, and lot of our customers have already done the simple nurse call integration, which has got a very good ROI and then they are now expanding out into some of these other areas.

A big focus for us going into 2014 is around tighter integration with EMR, and as I think I have mentioned to you in the past we have got dialogs going on with several leading EMR companies to have a much tighter integration so that we can not only receive alerts and alarms from the EMR but also create more of a two-way data interaction where we are actually populating relationship data between patients and care providers back into the EMR system.

Ryan Daniels - William Blair

Okay, perfect, very helpful color. And then you highlighted some of your success outside of the healthcare market with power plants in particular. And I’m curious, if you can speak in a little bit detail at the smaller market, how penetrated you are there. And then I am curious with the average size that a power plant would be related to a hospital.

Brent Lang - President, Chief Executive Officer

Yes. So in the script I think that we’ve mentioned that there are 71 nuclear power facilities here in North America, today, we are in nine of those. Most of the deployments we have gotten so far have been just the initial deployment and the expectation is that these could grow pretty substantially.

A fully deployed nuclear power facility could represent anywhere from $0.5 million to $1 million, and most of the dealers who have gone so far has just been in certain parts of the facility. The interesting thing about the Duke power deal was that they have already identified the fact that the Vocera system can be used not just during this specific maintenance renewal but also in day-to-day operations for all of the people who work at the facility.

So I think that obviously it’s a limited market, more interestingly as we start to look at any of these environments that are mission critical that are potentially hazardous or require wearing of the hazard waste suits and maybe difficult environment to use a traditional communication device really represented a higher ROI and so we see this is kind of opening a door to a new market segment for us.

Ryan Daniels - William Blair

Okay, perfect. And then two quick ones for Bill, really just a follow ups, on the higher warranty cost during the period. Did you have to approve a catch up there from all of B3000 shipped year-to-date and if so can you give us a little bit of color on to how much that had a onetime impact on margins, so we can think about the margins going forward? And then, number two, I just want to clarify that you said the backlog to be shipped within 12 months is up 50%, not 15%. Thanks.

Bill Zerella - Chief Financial Officer

Yes. Okay. Let me take you second question first. Ryan, yes — that the backlog shippable within 12 months is up over five zero percent, up over 50%.

Ryan Daniels - William Blair

Okay.

Bill Zerella- Chief Financial Officer

Pretty substantial uptick there. So that was your second question. Going back to warranty, so yes, when we look at the data in terms of return rates; we do have to make a cumulative adjustment based on the total population of badges that had been shipped. So in total for the quarter and if you look at all of these costs, they impacted our P&L by about $0.5 million or so and a little less than half of that was attributable just for the warranty piece.

Ryan Daniels - William Blair

Okay, perfect. Thank you so much.

Bill Zerella - Chief Financial Officer

Okay.

Operator

Your next question comes from the line of David Larsen with Leerink.

David Larsen - Leerink

Hi, guys. Congratulations on a good quarter. Can you give an update on the sales force, how many quota carrying sales reps do you have at the end of this quarter versus last quarter? And if you can typically bringing like a new class each year, is that process underway and how many are in that class for 2014? Thanks.

Brent Lang - President, Chief Executive Officer

Hey, David. Thanks for dialing in. So the quota carrying sales force is basically flat quarter-to-quarter, end of Q3 was right on par with where we’re at the end of Q2. We’ve had a couple of replacements or upgrades but it’s pretty stable. And I think one of the themes that I feel is really important is to increase the level of stability that we have within the sales force. One of the things that was a real challenge for us, early on this year was not only the growth but also the upgrading of some of the elements of sales force created a lot of churn. And we talked about that early on in the year of the challenges associated with bringing all those folks on board.

One of my goals as we head into 2014 is to minimize some of that change. So the sales force is certainly stabilized. In terms of the growth for next year, we haven’t finalized the growth plans for next year, but directionally one thing I can share with you, is that we are going to be putting a greater emphasize on international. So higher proportion of the sales head count growth will go into driving growth in places like the Middle East and Asia Pacific, where we are seeing a strong increase in investments in hospital spending as they try to capture some of the medical tourism dollars and hospitals that are being built there and move out there had a real strong demand for kind of the latest and greatest technology best in class technology. And as a result we are getting a lot of inbound enquiries from folks who want to participate or have Vocera participate in that roll out.

So I can’t give you a specific answer on the size of class, directionally it will be more internationally focused and much less churn than we experienced coming into 2013.

David Larsen - Leerink

Yes, I think last year there was churn of like nearly around 15 or so reps and it’s improved dramatically from that this year?

Brent Lang - President, Chief Executive Officer

Correct.

David Larsen - Leerink

Okay. And then did I hear correctly that B3000 badges is largely penetrated for your commercial customers, did I hear that correctly?

Brent Lang - President, Chief Executive Officer

No. What I was implying was that for new customers, the new purchases for the commercial customers are largely on the B3000 badge. The upgrade opportunity amongst the installed base is still very, very large. We still see that its being a big driver of growth in the future. We didn’t actually make huge progress on that in Q3 is one of the disappointments in terms of the existing customer business. But by no means is it saturated in terms of that upgrade opportunity.

David Larsen - Leerink

It’s only 70% of your base can still upgrade to the B3000 badges, is that reasonable?

Brent Lang - President, Chief Executive Officer

Yes. I would say 70% to 80% is still the upgrade opportunity.

David Larsen - Leerink

Okay. And then just one last question for the Ascension, Dignity, Catholic Healthcare and Cleveland relationships any update there? Thanks.

Brent Lang - President, Chief Executive Officer

Yes. I’ve been disappointed with the rate of penetration within those large systems. We have got the contracts in place. They are certainly enabling us to grow expansion with existing customers there and our supplies and expansion orders from the existing clients that we have in those environment has been positive. But we have not added as many new facilities amongst those systems as I would have liked. And but I think overall that portion of our business is growing faster than our base as a whole. But we need to do a better job of using those relationships to land new facilities.

David Larsen - Leerink

Great, thanks, thanks very much.

Operator

The next question comes from the line of Gavin Weiss with JPMorgan.

Gavin Weiss - JPMorgan

Hi, thanks for taking my question. First, in terms of the Duke Energy deal, can you give us some more color on the sales process for that? Was that one where they came to you or did your sales force pick it out? And where does the sales force stand in terms of picking up customers in the non-hospital space?

Brent Lang - President, Chief Executive Officer

So within the nuclear space, we have become pretty well-known based on the other deployments we have done. It’s a pretty small community as you can imagine and they all know each other. We have been working through reseller who serves the nuclear facility space and they have been able to make introductions to a lot of these facilities, but many of the nuclear facilities are actually contacting us based on having talked to other people in the industry.

Our non-healthcare team right now is made up of 5 sales people that are focused on both hospitality as well as nuclear and then some activity in any other markets retail and libraries and some of the other once that are more opportunistic. So right now in hospitality and nuclear we are doing both, we are reaching out to specific customers and we are also receiving inbound.

I don’t know the specifics in the Duke case whether they called us first, or we called them first, but I think it was largely a function of the success we had with some of the other facilities.

Gavin Weiss - JPMorgan

Okay. Would you say that the sales force is having more traction than they had earlier in the year in terms of a non-hospital phase or is it still ramping up slowly?

Brent Lang - President, Chief Executive Officer

No. I definitely think they are having more traction. Q3 was a very positive quarter for us, as I have mentioned on the script. This quarter was our second highest bookings quarter for a non-healthcare in the company’s history. So I was very pleased with the performance. And it does look like the team really for the most part came on board in Q1 have now got their feet on the ground and is developing a strong relationships. I am quite positive on the outlook for that group moving forward.

Gavin Weiss - JPMorgan

Okay, that’s helpful. And then about giving guidance for 2014, but this is sort of thinking about the quarterly progression, obviously your guidance for 4Q 2013 implies the sequential uptick in revenues. I know Q1 tends to maybe come down a little bit, but given sort of how the new business is rolling on should we think of 1Q and going into 2014 is sequentially increasing?

Bill Zerella - Chief Financial Officer

Hey, Gavin. It’s Bill. So I mean, we are not going to provide any guidance at this point until the next call. I think the only thing [indiscernible] at this point is that clearly we have been able to — every quarter this year —increase our backlog which will give us more visibility exiting this year going into next year. So that gives us some increased confidence. But in terms of where Q1 is going to be or any color beyond that for the year, we are going to hold off on that until the next call.

Gavin Weiss - JPMorgan

Okay. Thank you very much.

Operator

Your next question comes from the line of Jamie Stockton with Wells Fargo.

Jamie Stockton - Wells Fargo

Hi, good evening, and thanks for taking my questions. I guess, maybe the first one Brent just as we think about the environment in 2014. I know you said in your prepared remarks it sounded like that you thought hospitals would reevaluate their CapEx plans. I guess maybe I think that they will be able to plan for 2014 a little more easily than they have planned for 2013 given that I think a lot of hospitals didn’t see the slowdown in volumes coming in 2013. How do you think that hospitals are going to approach 2014 from a CapEx standpoint. At this point do you think budgets will be up and just any thoughts on that we would be great?

Brent Lang - President, Chief Executive Officer

That is the million dollar question, David. I think [indiscernible] you to focus on what we are hearing is that IT budgets are going to be up next year. Now, there continues to be range of competing priorities with IPD-10 and potentially Meaningful Use Phase 2, and some of the exchanges and even at a more macro level, some of the M&A activity is causing distractions.

But I think that the big issue that we are seeing for 2013 is that everyone is kind of in a wait and see mindset because they just didn’t really know what they are getting into. My feeling is that for 2014 because they will have more lead time and able to plan out 2014. They will be able to be doing a more systematic and thoughtful process of planning our budgets for next year.

And in that environment that actually I think is a positive for us, because we hear pretty consistently that we are a high priority for these hospitals in terms of their spending priorities. What has impacted for this year is just the lack of certainty in the market, so they essentially got into a freeze mode or wait and see mode. And I believe that if there is a little bit of more certainty on what the patient volumes are going to be; what the revenues are going to be; what their expenses are going to be that we can get in there and sell and make Vocera a priority that makes the cut.

I am not in the business of predicting of what’s going to happen with the Federal Government, so I will try to stay away from that but in general we see that this year was definitely taken up by a lot of distraction and we are hopeful that increased level of certainty going into next year will help us.

Jamie Stockton - Wells Fargo

Okay. And then maybe just one other question on the international front. You may not be breaking out how many sales people you have planned to add next year there, but can you talk about maybe this year what the mix of revenue internationally is between sales where you actually have a sales person who is making that deal old versus working with a partner and how you expect that to evolve over the 3 or 4 years as international when it comes to bigger portion of the overall business?

Brent Lang - President, Chief Executive Officer

Yes, it’s a good question. It varies quite a bit by region. Today most of our international efforts are direct selling efforts from our guys. And I think what we are realizing is that we’d like to bring more partners into the mix.

So for example with the entrance into the Singapore market we are bringing IBM in. I’ve mentioned Malaysia will likely involve IBM there. In France which is an area that I have been disappointed in the progress we have made to-date. We are in discussions with a reseller partner there that has the local presence that has local relationships and connections into the hospital market there.

I think what we are realizing is that it really takes — both takes some level of local presence from us to have feet on the street there in countries. But also you need local partners that have the relationships and can navigate the landscape. So I think it will continue to be a hybrid model there. But I think relative to where we are right now, you will see an increasing focus of partners.

Jamie Stockton - Wells Fargo

Okay. Thank you.

Brent Lang - President, Chief Executive Officer

Thank you.

Operator

And your next question comes from the line Eric Coldwell with Robert W. Baird.

Eric Coldwell - Robert W. Baird

Hey. Thanks very much. Just a couple of quick ones. The comment on the third quarter having the highest back log ever heading into a fourth quarter, I just want to make sure, I’m clear, interesting that it’s your best ever third quarter but not necessarily the highest backlog quarter in the company’s history. Is that correct?

Brent Lang - President, Chief Executive Officer

That’s correct.

Eric Coldwell - Robert W. Baird

Okay. And on the collaborations suite for smartphones, did you see that’s going into beta here in the fourth quarter and if so when would you expect to start booking the first sales, something where we might see — something here near term or something to focus on for 2014?

Brent Lang - President, Chief Executive Officer

Yes. So we will be going into beta here in December. And then we’d plan to start shipping or booking and shipping in Q1. So you will start to see that we will add in the marketplace in the Q1 timeframe. And we are really excited about it. I think that the feedback that we have gotten based on the earlier views of the user interface have been very positive. And the functionality is truly differentiated in the marketplace. It’s able to take some of the aspects of our voice product that are truly unique, the ability to call by role, call by group activity based calling, combined that with the some of the secure messaging capabilities and then would that together into a single application. And even play off of the desire in some cases for users to bounce between different devices, so if your person is wearing a badge inside of a hospital for some portion and then you want to quickly make the shift over to using a smartphone device, say outside the hospital you could make that transition very seamlessly.

So it’s really been designed from the ground up has being a more integrated uniform and unified collaborations capturing suite capturing all the different media that people may want to use and the different devices that they may want to use in course of their job.

Eric Coldwell - Robert W. Baird

That’s great. I look forward to seeing that product. And then finally, on the comments in response to Sean and I think Ryan is well on the – the current portion of backlog being up 50%. Just to be clear is that the number that we should compare against the $22.5 million of backlog in 2012 and the $16 million of backlog in 2013. So, on a year-over-year basis you are up somewhere in the ballpark of let’s say $8 million versus $16 million is that how I should look at that?

Bill Zerella - Chief Financial Officer

That 50% up is versus Q3 of last year – yes, versus September 30, 2012 backlog.

Eric Coldwell - Robert W. Baird

Okay. Did you – I don’t think you gave that number, did you?

Bill Zerella - Chief Financial Officer

No. We haven’t.

Eric Coldwell - Robert W. Baird

Okay. I got it.

Bill Zerella - Chief Financial Officer

We’ve only —

Eric Coldwell - Robert W. Baird

I’m sorry.

Bill Zerella - Chief Financial Officer

No. We haven’t.

Eric Coldwell - Robert W. Baird

Okay. And that’s –

Bill Zerella - Chief Financial Officer

And that’s only the – and Eric again just to clarify that that is not total backlog that’s the portion of the backlog that shippable within the next 12 months.

Eric Coldwell - Robert W. Baird

I got it. Okay. Very helpful. Thanks again.

Brent Lang - President, Chief Executive Officer

Thanks Eric

Operator

There are no more questions at this time. This will conclude the question-and-answer portion of today’s conference.

Brent Lang - President, Chief Executive Officer

All right. Thanks everybody. Appreciate your time and we will be in touch.

Bill Zerella - Chief Financial Officer

Thanks everyone.